Execution Version

Exhibit 10.23

PHARMAPACKS, LLC

EXECUTIVE EMPLOYMENT AGREEMENT

Pharmapacks, LLC, a New York limited liability company (the “Company”) and Adam Rodgers (the “Executive”) (the Company and the Executive each a “Party” and, collectively, the “Parties”) enter into this EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) dated as of January 6, 2022 (the “Effective Date”).

W I T N E S S E T H

WHEREAS, the Executive is employed by the Company as its Chief Growth Officer;

WHEREAS, in connection with that certain Agreement and Plan of Merger, dated as of September 8, 2021, as amended from time to time (the “Merger Agreement”), pursuant to which, among other things, (i) Highland Transcend Partners I Corp., a Cayman Islands exempted company, will domesticate as a Delaware corporation in accordance with the applicable provisions of the Companies Law (2020 Revision) of the Cayman Island and the General Corporation Law of the State of Delaware and be renamed as Packable Commerce, Inc. (“Parent”), and (ii) Picasso Merger Sub III, Inc., a Delaware limited liability company and a wholly owned direct subsidiary of Parent will merge with and into Packable Holdings, LLC (“Packable Holdings”) the immediate parent company of the Company, with Packable Holdings continuing as the surviving limited liability company and a subsidiary of Parent (and as such are further described in the Parent’s filing of Form S-4 filed with the Securities & Exchange Commission on October 22, 2021, collectively, the “Transactions”), the Company desires to offer the Executive the compensation, benefits, and other rights and entitlements set forth in this Agreement, subject to the Executive complying with the Executive’s obligations under this Agreement; and

WHEREAS, the Company desires to continue employing the Executive, and the Executive desires to continue to be employed by the Company, in each case, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1.            POSITION AND DUTIES.

(a)           During the “Employment Term” (as defined below), the Executive will serve as the Chief Growth Officer of the Company. In this capacity, the Executive will have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as shall be reasonably assigned to the Executive by the Chief Executive Officer (“CEO”), or such other person(s) as the CEO may designate. The Executive will report directly to the CEO.

(b)           The Executive’s principal place of employment with the Company will be in New York, New York, provided that the Executive understands and agrees that the Executive may be required to travel from time to time for business purposes.

(c)           During the Employment Term, the Executive will serve the Company and devote all of the Executive’s business time, energy, business judgment, knowledge and skill, and the Executive’s best efforts, to the performance of the Executive’s duties with the Company, provided that the foregoing will not prevent the Executive from (i) serving on the boards of directors of non-profit organizations, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Executive’s passive personal investments, so long as such activities do not, individually or in the aggregate, interfere or conflict with the Executive’s duties, obligations and restrictions hereunder, create a potential business or fiduciary conflict, such as indirectly or directly competing with the Company and its lines of business, could be expected to have a detrimental effect on a Group Company’s reputation or business, and is otherwise compliant with any applicable laws or Company policies concerning personal investments. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Company.

2.            EMPLOYMENT TERM. The Executive’s employment under this Agreement will commence on the Effective Date and will continue until terminated by either Party. The effective date of any termination of the Executive’s employment hereunder is hereinafter referred to as the “Termination Date”, and the period of time between the Effective Date and the Termination Date is hereinafter referred to as the “Employment Term”. Effective upon any Termination Date, this Agreement will automatically terminate and will be of no further force or effect, except as otherwise provided in Section 13(a) hereof, and the Executive shall immediately resign, in writing, from all positions then held by the Executive with the Company and its affiliates unless otherwise agreed to by the Company and the Executive. For the avoidance of doubt, the Executive’s employment is at-will, and either the Executive or the Company may terminate the Executive’s employment hereunder any time, for any or no reason, with or without cause or advance notice (except for the notice required under Section 4(f) below).

3.            COMPENSATION AND BENEFITS.

(a)           BASE SALARY. During the Employment Term, the Company will pay to the Executive a base salary at an annualized rate of four hundred and ten thousand dollars ($410,000), payable in accordance with the regular payroll practices of the Company, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule. The base salary, subject to annual review and periodic increases, will constitute “Base Salary” for purposes of this Agreement.

(b)           ANNUAL PERFORMANCE BONUS. For each calendar year ending during the Employment Term, the Executive will be eligible to earn an annual cash performance bonus based on attainment of one or more individual or business performance goals developed by the Company and adopted by the Board of Managers of Packable Holdings, LLC (“LLC Board”), or the designated compensation committee of the LLC Board (the “Annual Performance Bonus”). The target Annual Performance Bonus opportunity for a given calendar year, which will be achieved upon attainment of 100% of the applicable performance goals, will be equal to at least forty percent (40)% of the Executive’s Base Salary in effect as of December 31 of such calendar year (the “Target Performance Bonus”). The Annual Performance Bonus achieved for a calendar year, if any, will be paid in accordance with the Company’s standard payroll practices in the first calendar quarter of the immediately following calendar year, contingent on the Executive’s continued employment with the Company and compliance with this Agreement through the payment date. Bonuses are not earned until paid. Additional details regarding the Annual Performance Bonus arrangement will be shared in the first calendar quarter of 2022. In accordance with your offer letter of February 15, 2021, for the 2021 Calendar Year, the Company will pay you a bonus equal to, at least, one hundred and sixty-four thousand dollars ($164,000), to be paid in accordance with the Company’s standard payroll practices in the second calendar quarter of 2022, contingent on the Executive’s continued employment with the Company and compliance with this Agreement through the payment date.

(c)           initial LONG-TERM INCENTIVE EQUITY Award. Subject to approval by the board of directors of Parent, and contingent upon the closing of the Transaction,  Parent will grant to the Executive, subject to the Executive’s continued employment with the Company through the grant date, a one-time award consisting of options to purchase a number of shares of Parent’s Class A Common Stock (the “Shares”) with an aggregate grant date fair value equal to three hundred thousand dollars ($300,000), at a per-Share exercise price equal to fair market value of one Share on the applicable grant date (the “Option Award”) and (y) an award of restricted stock units with respect to a number of Shares having an aggregate grant date fair value equal to nine hundred thousand dollars ($900,000) (the “RSU Award,” and collectively, with the Option Award, the  “Initial LTI Awards”).  The Initial LTI Awards shall be granted under and subject to all of the terms and conditions of Parent’s 2022 Equity Incentive Plan (the “Equity Plan”) and Parent’s forms of award agreements thereunder.  The Initial LTI Awards shall vest in 12 substantially equal quarterly installments commencing on the first quarterly vesting date following the first anniversary of the grant date, subject to Executive’s Continuous Service (as defined in the Equity Plan) through each such vesting date.

(d)          FUTURE ANNUAL LONG-TERM INCENTIVE AWARDS. During the Employment Term, the Executive will also be considered for annual grants of additional long-term incentive equity awards which, if granted, will be subject to all of the terms and conditions (including vesting restrictions) of the Equity Plan (or a successor plan) and individual award agreements to be entered into by the Executive and the Company at the time of each grant.

(e)           EMPLOYEE BENEFIT PLANS. During the Employment Term, the Executive will be eligible to participate in any employee benefit plan maintained by the Company for the benefit of its employees generally, subject to all of the terms and conditions (including eligibility requirements) of such plan. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time, in its sole and absolute discretion.

(f)           PAID TIME OFF. During the Employment Term, the Executive will be entitled to paid vacation and other paid time off in accordance with the Company’s paid time off policy as in effect from time to time. Vacation may be taken at such times and intervals as the Executive determines, subject to the business needs of the Company.

(g)           HOME LEAVE. During the Employment Term and upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Executive will be reimbursed in accordance with the Company’s expense reimbursement policy for round-trip airfare for Executive and his family to travel to the United Kingdom, up to an amount not to exceed fifteen thousand dollars ($15,000) per calendar year.

(h)           TUITION REIMBURSEMENT. During the Employment Term and upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Executive will be reimbursed in accordance with the Company’s expense reimbursement policy for private school tuition for his two children through grade 12.

(i)            BUSINESS EXPENSES. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Executive will be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable out-of-pocket business expenses incurred and paid by the Executive during the Employment Term in connection with the performance of the Executive’s duties hereunder.

4.            TERMINATION. The Executive’s employment and the Employment Term will terminate on the first of the following to occur:

(a)           DEATH. Automatically and immediately upon the date of death of the Executive.

(b)           TERMINATION DUE TO DISABILITY. Immediately upon written notice by the Company to the Executive of termination due to Disability. For purposes of this Agreement, “Disability” means the inability of the Executive to perform the Executive’s material duties hereunder due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) calendar days in any 365 calendar day period, as determined by the LLC Board in its reasonable discretion. Alternatively, Executive will be deemed disabled if determined to be totally disabled by the Social Security Administration. The Executive will cooperate in all respects with the LLC Board if a question arises as to whether the Executive has become Disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the LLC Board and authorizing such medical doctors and other health care specialists to discuss the Executive’s condition with the LLC Board).

(c)           TERMINATION FOR CAUSE. Immediately upon the latter of written notice by the Company to the Executive of a termination for Cause or the expiration of an applicable cure period within cure, to the extent noted below. For purposes of this Agreement, “Cause” means any of the following:

(i)                 The Executive’s commission of any act or omission constituting theft, dishonesty, fraud, embezzlement, willful misconduct, breach of fiduciary duty or material falsification of any documents or records of the Company, Parent, or any of their respective subsidiaries or other affiliates (each, a “Group Company”);

(ii)              The Executive’s material failure to abide by a Group Company’s code of conduct or other policies that have been adopted by the Company and made available to employees (including, but not limited to, policies relating to confidentiality, workplace conduct, business ethics and personal investments);

(iii)            The Executive’s commission of any act or omission constituting unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of a Group Company (including the Executive’s improper use or disclosure of a Group Company’s confidential or proprietary information);

(iv)             Any misconduct, moral turpitude, gross negligence or malfeasance of the Executive that has or, in the good faith judgment of the LLC Board, could reasonably be expected to have, a material detrimental effect on a Group Company’s reputation or business;

(v)               The Executive’s repeated willful failure to perform the Executive’s assigned duties after written notice from the Company or the LLC Board of such failure and a reasonable opportunity to cure within 30 days after written notice thereof (if deemed curable);

(vi)             The Executive’s commission of, plea of guilty or nolo contendere to, or indictment for any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or that would, in the good faith and reasonable determination of the LLC Board, materially and permanently impair the Executive’s ability to perform the Executive’s duties with a Group Company or have a material detrimental effect on a Group Company’s reputation or business;

(vii)          The Executive’s failure to cooperate with any Group Company and its legal counsel in connection with any investigation or other legal or similar proceeding involving any Group Company;

(viii)        The Executive’s unauthorized use or disclosure of any Group Company’s confidential information or trade secrets, which use or disclosure causes material harm to any Group Company; or

(ix)             any material breach by the Executive of the CIIAA (defined below).

(d)          TERMINATION WITHOUT CAUSE. Immediately upon written notice by the Company to the Executive of an involuntary termination without Cause (which, for the avoidance of doubt, will not include any termination described in Sections 4(a) or 4(b) above).

(e)           RESIGNATION FOR GOOD REASON. Upon written notice by the Executive to the Company of a termination for Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events, without the express written consent of the Executive, unless such events are fully corrected in all material respects by the Company within thirty (30) calendar days following written notification by the Executive to the Company of the occurrence of one of the reasons set forth below:

(i)                 reduction in the Executive’s Base Salary (other than as part of an across the board reduction of base compensation applicable to the Company’s senior executives generally);

(ii)              material reduction in the Executive’s duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law), provided, however, that a material reduction in the Executive’s duties, authorities or responsibilities solely by virtue of any Group Company being acquired and made part of a larger entity (for example, where Executive retains essentially the same responsibility and duties of the subsidiary, business unit or division substantially containing the Company’s business following a Change in Control) shall not constitute “Good Reason”; or

(iii)            relocation of the Executive’s primary work location by more than fifty (50) miles from the principal location from which the Executive works as of the Effective Date, which materially increases the Executive’s one-way commute distance.

The Executive must provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within thirty (30) calendar days after the first occurrence of such circumstances, and if such event is not reasonably cured within the Company’s thirty (30)-day cure period described above, Executive must resign from all positions Executive then holds with the Company not later than thirty (30) days after the expiration of the cure period. Otherwise, any claim of such circumstances as “Good Reason” will be deemed irrevocably waived by the Executive.

(f)           RESIGNATION WITHOUT GOOD REASON. Upon one (1) month written notice by the Executive to the Company of the Executive’s voluntary termination of employment without Good Reason..

5.            CONSEQUENCES OF TERMINATION.

(a)           DEATH; TERMINATION DUE TO DISABILITY; TERMINATION FOR CAUSE; RESIGNATION WITHOUT GOOD REASON. In the event that the Executive’s employment and the Employment Term end in accordance with Section 4(a), 4(b), 4(c), or 4(f), the Executive (or the Executive’s estate, as applicable) will be entitled to the following (collectively, the “Accrued Benefits”), subject to Section 10 below:

(i)                 any previously earned but unpaid Base Salary through the Termination Date, paid within sixty (60) calendar days following the Termination Date, or on such earlier date as may be required by applicable law;

(ii)              subject to Section 3(f) above, any accrued but unused vacation time, paid subject to and in accordance with Company policy;

(iii)            subject to Section 3(g) above, reimbursement for any unreimbursed business expenses incurred through the Termination Date, paid within sixty (60) calendar days following the Termination Date, or on such earlier date as may be required by applicable law; and

(iv)             all other payments and benefits to which the Executive is then entitled under the terms of any employee benefit plan of the Company, paid or provided subject to and in accordance with the terms of such plan.

(b)          TERMINATION WITHOUT CAUSE; RESIGNATION FOR GOOD REASON. In the event that the Executive’s employment and the Employment Term end in accordance with Section 4(d) or 4(e), the Executive (or the Executive’s estate, as applicable) shall be entitled to the Accrued Benefits and, conditioned on the Executive’s (x) compliance with the “Release Condition” in Section 5(d) below and (y) continued compliance with this Agreement, including Section 6 below, the Executive may also be entitled to receive the following additional payments, subject to Section 10 below:

(i)                 an amount equal to the Executive’s Base Salary for nine (9) months] (or, if the Termination Date occurs during the “CIC Protection Period”, as defined below, twelve (12) months) (the “Severance Period”), which will be paid in equal periodic installments on the Company’s regular payroll dates (not less frequently than monthly) over the Severance Period, provided, however, that no payments will be made prior to the sixtieth (60th) calendar day following the Termination Date. On the sixtieth (60th) day following Executive’s Termination Date, the Company will pay Executive in a lump sum the Severance Period payments that Executive would have received on or prior to such date under the standard payroll schedule, but for the delay while waiting for the 60th day, with the balance of the payments in the Severance Period being paid as originally scheduled;

(ii)              only if the Termination Date occurs during the CIC Protection Period, an amount equal to the Target Performance Bonus for the calendar year containing the Termination Date, which will be paid in equal periodic installments on the Company’s regular payroll dates (not less frequently than monthly) over the Severance Period, beginning with the first regular Company payroll date next following the sixtieth (60th) calendar day following the Termination Date or the effective date of the Change in Control, if later;

(iii)            provided Executive timely elects continued coverage under COBRA, the Company shall pay Executive’s COBRA premiums to continue Executive’s coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on Executive’s Termination Date and ending on the earliest to occur of: (i) end of the Severance Period; (ii) the date Executive becomes eligible for group health insurance coverage through a new employer; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer's group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, Executive must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for Executive and Executive’s eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. Executive may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums;

(iv)             If such termination occurs during the CIC-Protection Period, effective on the 60th day following the Executive’s Termination Date or, if later, the date of such Change in Control, the vesting and exercisability of all outstanding equity awards held by Executive immediately prior to the Termination Date (if any) subject to time-based vesting requirements, shall be accelerated in full and the vesting and exercisability of all outstanding equity awards subject to performance-based vesting will be treated as set forth in Executive’s equity award agreement governing such award.  In order to effect this provision, any termination or forfeiture of any unvested equity awards eligible for acceleration of vesting that otherwise would have occurred on or within 60 days after the Termination Date will be delayed until the 60th day after such Termination Date (but, in the case of any stock option, not later than the expiration date of such stock option specified in the applicable option agreement) and will only occur to the extent such equity awards do not vest pursuant to this section, and for purposes of clarity, no additional vesting of any equity award shall occur during such 60 day period; and

(v)               If such termination occurs at any time other than during a CIC-Protection Period, (i) the Executive’s outstanding equity awards that are subject to time-based vesting shall continue to vest during the Severance Period and (ii) exercisability of all outstanding equity awards subject to performance-based vesting will be treated, each as set forth in Executive’s equity award agreement governing such award.  In order to effect this provision, any termination or forfeiture of any unvested equity awards eligible for acceleration of vesting that otherwise would have occurred on or within 60 days after the Termination Date will be delayed until the 60th day after such Termination Date (but, in the case of any stock option, not later than the expiration date of such stock option specified in the applicable option agreement) and will only occur to the extent such equity awards do not vest pursuant to this section, and for purposes of clarity, no additional vesting of any equity award shall occur during such 60 day period.

For purposes of this Agreement:

“Change in Control” shall have the meaning set forth in the Equity Plan..

“CIC Protection Period” means a period commencing three months prior to and ending twelve (12) months following the date of consummation of a Change in Control.

(c)           RELEASE CONDITION. The Executive will be eligible to receive the payments and benefits described in Section 5(b) and 5(c) (if applicable) (other than the Accrued Benefits) only if the Executive executes and delivers to the Company a separation agreement including a general release of claims in the form then provided by the Company and reasonably acceptable to the Executive (the “General Release”), and such General Release becomes effective and irrevocable according to its terms no later than sixty (60) calendar days following the Termination Date, and only so long as the Executive has not revoked or breached any of the provisions of the General Release and does not subsequently breach any such provisions (the “Release Condition”). To the extent that any amount under Section 5(b) or 5(c) constitutes “deferred compensation” for purposes of Section 409A, any payment of such amount scheduled to occur during the first sixty (60) calendar days following the Termination Date will not be made until the Company’s first regularly scheduled pay period next following the sixtieth (60th) calendar day after the Termination Date and will include payment of all amounts that were otherwise scheduled to be paid prior thereto.

(d)          CONFIDENTIAL INFORMATION CONDITION. Executive’s receipt of any payments or benefits described in Section 5(b) and 5(c) (other than the Accrued Benefits) will be subject to Executive continuing to comply with the terms of the CIIAA (defined below).

(e)           EXCLUSIVE REMEDY. The payments and benefits described in this Section 5 will be in full and complete satisfaction of the Executive’s rights and entitlements under this Agreement and any other claims that Executive may have in respect of the Executive’s employment with the Company or any of its affiliates, and the termination thereof, and the Executive acknowledges that such amounts are fair and reasonable, and are the Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Executive’s employment hereunder or any breach of this Agreement. As of the date of the final payment described in this Section 5, the Company and its affiliates shall not have any further obligation to Executive under this Agreement or otherwise, except as may be required by law.

6.            RESTRICTIVE COVENANTS AND INVENTIONS ASSIGNMENT. The Executive’s employment with the Company is contingent upon concurrent execution by the Executive of an Employee Confidential Information and Invention Assignment Agreement with the Company attached as Exhibit A hereto (the “CIIAA”) and the Executive’s continued compliance with all the terms and conditions of the CIIAA and with any other applicable restrictive covenants in favor of the Company or its affiliates.

7.            ASSIGNMENTS. This Agreement is for (a) Executive's benefit and will be binding upon Executive’s heirs, executors, administrators and other legal representatives and (b) the benefit of the Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers. The Company may assign this Agreement and its rights and obligations under this Agreement to any Group Company or any successor to all or substantially all of the Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, or otherwise. For avoidance of doubt, the Company’s successors and assigns are authorized to enforce the Company’s rights under this Agreement.

8.            NOTICE. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, the third Business Day after having been mailed by certified or registered mail, return receipt requested and postage prepaid, or the first Business Day after the date sent via a nationally recognized overnight courier. “Business Day” is any day other than a Saturday, Sunday or a day on which banks in New York are required or authorized to be closed. Such notices, demands and other communications will be sent to the address indicated below:

If to the Executive:

At the Executive’s address shown in the books and records of the Company.

If to the Company:

Pharmapacks, LLC

Attention: Chief Legal Officer

1985 Marcus Avenue

Lake Success, NY, 11042

or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notices of change of address will be effective only upon receipt.

9.            TAX MATTERS.

(a)           WITHHOLDING. The Company may withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes, and any other applicable withholdings.

(b)           SECTION 409A.

(i)                 The Parties intend for payments and benefits hereunder to either comply with, or be exempt from, Section 409A of the Code and the regulations promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and construed consistent with such intent. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification will be made in good faith and will, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Section 409A. Notwithstanding the foregoing, the Company does not guarantee any particular tax result, and in no event whatsoever will the Company, its affiliates, or their respective officers, directors, employees, counsel or other service providers, be liable for any tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A.

(ii)              To the extent that reimbursements or other in-kind benefits hereunder constitute “deferred compensation” for purposes of Section 409A, (x) all expenses or other reimbursements hereunder will be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (y) any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (z) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year will in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iii)            For purposes of Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment hereunder specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(iv)             Any other provision of this Agreement to the contrary notwithstanding, in no event will any payment or benefit hereunder that constitutes “deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

(v)               A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that constitute “deferred compensation” for purposes of Section 409A unless such termination is also a “separation from service” within the meaning of Section 409A, and, for purposes of any such provision, all references in this Agreement to the Executive’s “termination”, “termination of employment” and like terms will mean the Executive’s “separation from service” with the Company.

(vi)             Notwithstanding any other provision of this Agreement to the contrary, if, at the time of the Executive’s separation from service, the Executive is a “Specified Employee”, then the Company will defer the payment or commencement of any deferred compensation subject to Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). The Executive will be a “Specified Employee” for purposes of this Agreement if, on the date of the Executive’s separation from service, the Executive is an individual who is, under the method of determination adopted by the Company, designated as, or within the category of employees deemed to be, a “Specified Employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The LLC Board will determine in its sole discretion all matters relating to who is a “Specified Employee” and the application of and effects of the change in such determination.

(c)           SECTION 280G. In the event that any payments and other benefits provided for in this Agreement or otherwise payable to the Executive constitute “parachute payments” within the meaning of Section 280G of the Code, and, but for this paragraph, would be subject to the excise tax imposed by Section 4999 of the Code, then any such payments and benefits payable under this Agreement or otherwise will be either (1) delivered in full or (2) delivered as to such lesser extent which would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of payments and benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in the Executive’s payments and benefits is necessitated by the preceding sentence, such reduction will occur in the following order: (i) any cash severance based on a multiple of base salary or annual bonus, (ii) any other cash amounts payable to the Executive, (iii) benefits valued as parachute payments, and (iv) acceleration of vesting of any equity awards. Any determination required under this paragraph will be made in writing by the Company’s independent public accountants (the “Firm”), whose determination will be conclusive and binding upon the Executive and the Company. For purposes of making the calculations required by this paragraph, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this paragraph. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this paragraph.

10.          CLAWBACK. All amounts paid or provided to the Executive hereunder shall be subject to the requirements of any law or regulation applicable to the Company or Parent and governing the clawback or recoupment of executive compensation, or as set forth in any final non-appealable order by any court of competent jurisdiction or arbitrator.

11.          GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of New York.

12.          DISPUTE RESOLUTION. To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, the CIIAA, or Executive’s employment, or the termination of Executive’s employment, including but not limited to all statutory claims, with the exception of discrimination and harassment claims, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16 (the “FAA”), and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted in New York, New York by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules appropriate to the relief being sought (the applicable rules are available at the following web addresses: (i) https://www.jamsadr.com/rules-employment-arbitration/ and (ii) https://www.jamsadr.com/rules-comprehensive-arbitration/); provided, however, this arbitration provision not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims involving allegations of sexual harassment and discrimination, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the FAA or otherwise invalid (collectively, the “Excluded Claims”). A hard copy of the rules will be provided to Executive upon request. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this Agreement) shall be decided by a federal court in the State of New York. However, procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. Executive and the Company shall equally share all JAMS’ arbitration fees. To the extent JAMS does not collect or Executive otherwise does not pay to JAMS an equal share of all JAMS’ arbitration fees for any reason, and the Company pays JAMS Executive’s share, Executive acknowledges and agrees that the Company shall be entitled to recover from Executive half of the JAMS arbitration fees invoiced to the parties (less any amounts Executive paid to JAMS) in a federal or state court of competent jurisdiction. Except as modified in the CIIAA, each party is responsible for its own attorneys’ fees. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. To the extent a New York federal court determines that any applicable law prohibits mandatory arbitration of Excluded Claims, if Executive intends to bring multiple claims, including one or more Excluded Claims, the Excluded Claim(s) may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration.

13.          INSURANCE. The Company will maintain a directors’ and officers’ liability insurance policy (or policies) providing coverage for the Executive that is no less favorable to the Executive in any respect (including as to the length of any post-employment tail coverage) than the coverage then being provided to any other officer of the Company.

14.          MISCELLANEOUS.

(a)           SURVIVAL. Sections 2 and 5 through 14 hereof will survive and continue in full force and effect in accordance with their respective terms notwithstanding any expiration or termination of the Employment Term and/or this Agreement.

(b)           MODIFICATION; WAIVER; ENTIRE AGREEMENT. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing expressly referencing this Agreement and signed by the Executive and such officer or director of the Company as may be designated by the LLC Board. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement, together with all exhibits hereto, and the CIIAA, sets forth the entire agreement of the Parties hereto in respect of the subject matter hereof and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party which are not expressly set forth in this Agreement.

(c)           REPRESENTATION. Each of the Executive and the Company represents and warrants to the other party that such party has the legal right to enter into this Agreement and to perform all of their respective obligations on the Executive’s part to be performed hereunder in accordance with its terms.

(d)          SECTION HEADINGS. The section headings used in this Agreement are included solely for convenience and will not affect, or be used in connection with, the interpretation of this Agreement.

(e)           SEVERABILITY. The provisions of this Agreement will be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction will not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the Parties hereunder will be enforceable to the fullest extent permitted by applicable law.

(f)           COUNTERPARTS. This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. Facsimile, PDF, and electronic counterpart signatures to and versions of this Agreement will be acceptable and binding on the Parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

COMPANY

By:	/Leanna Bautista/
Name: Leanna Bautista
Title: Chief People Officer

EXECUTIVE

/Adam Rodgers/
ADAM RODGERS

Execution Version

EXHIBIT A

EMPLOYEE CONFIDENTIAL INFORMATION AND

INVENTION ASSIGNMENT AGREEMENT